Exhibit 99.1

Iron Horse Acquisition II Corp. Announces the Separate Trading of its Ordinary Shares and Rights Commencing February 6, 2026

Boca Raton, FL, Feb. 05, 2026 (GLOBE NEWSWIRE) – Iron Horse Acquisition II Corp. (the “Company”), a special purpose acquisition company formed as a Cayman Islands exempted company, today announced that commencing February 6, 2026, holders of the units sold in the Company’s initial public offering completed on December 18, 2025, may elect to separately trade the ordinary shares of the Company and the rights included in such units on the Nasdaq Global Market tier of The Nasdaq Stock Market LLC (“Nasdaq”). Each unit consists of one ordinary share of the Company, $0.0001 par value per share, and one right, each right entitling the holder to one-tenth (1/10) of one ordinary share at the time of the Company’s initial business combination.

The ordinary shares and rights that are separated will trade on Nasdaq under the symbols “IRHO” and “IRHOR,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “IRHOU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and rights.

Cantor Fitzgerald & Co. served as the sole book-running manager for the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Iron Horse Acquisition II Corp.

Iron Horse Acquisition II Corp. is a media, tech, & entertainment focused blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company is comprised of several media, entertainment, tech, and public markets specialists who boast a wide array of contacts and experiences across the multiple spaces. Iron Horse Acquisition II Corp. will examine deals spanning several verticals, including but not limited to fashion, animation, gaming, K-POP, AI, consumer products, and more.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts:

Iron Horse Acquisition II Corp.

Bill Caragol

bill@ironhorseacquisition.com